CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we consent to the use of our report, dated September 12, 2019, on the annual financial statements and financial highlights of Second Nature Thematic Growth Fund, (the “Fund”), a series of Second Nature Series Trust (the “Trust”) and to all references to our firm included in or made a part of this Post Effective Amendment No. 2 under the Securities Act of 1933 and Post Effective Amendment No. 3 under the Investment Company Act of 1940 to Second Nature Series Trust’s Registration Statement on Form N-1A (File Nos. 333-216601 and 811-23236)  included in the Prospectus and the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

October 3, 2019